Exhibit 99.2

HOLDING AGREEMENT

April 8, 2015

Infinera Corporation

140 Caspian Court,

Sunnyvale, CA 94089

Ladies and Gentlemen:

Infinera Corporation, a Delaware corporation (the “Offeror”), is considering making a public offer to acquire all outstanding shares in Transmode AB, a corporation organized under the laws of Sweden (the “Company”), pursuant to which all of the issued and outstanding shares of capital stock of the Company (“Company Shares”) would be exchanged for (i) shares of common stock, par value $0.001 per share, of Infinera Corporation (the “Offeror Shares”) and (ii) a cash payment (the “Offer”).

As a material inducement to the Offeror to make the Offer, the undersigned shareholder (“Shareholder”) hereby agrees that during the period specified in the following paragraph (the “Holding Period”), Shareholder will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of the Offeror Shares issued to Shareholder pursuant to the Offer in exchange for Shareholder’s Company Shares (the “Subject Shares”) or securities convertible into or exchangeable or exercisable for any Subject Shares, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Subject Shares, whether any such aforementioned transaction is to be settled by delivery of the Subject Shares or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of the Offeror. Notwithstanding the foregoing, (i) for the avoidance of doubt, there shall be no restriction on the vesting of any Subject Shares or securities convertible into or exchangeable or exercisable for any Subject Shares or the exercise of any options or conversion rights with respect to such securities, in each case so long as the Subject Shares so released from vesting or so received following an exercise of options or conversion rights are held by the Shareholder and not themselves offered, sold, contracted to sell, pledged or otherwise disposed of, directly or indirectly, (ii) there shall be no restriction on the transfer of Subject Shares or securities convertible into or exchangeable or exercisable for any Subject Shares upon a vesting event or exercise of the Offeror’s securities to cover tax withholding obligations of the Shareholder in connection with such vesting or exercise and (iii) Shareholder may transfer Subject Shares as a distribution or distributions to partners, members or shareholders of Shareholder, provided that Shareholder is a limited partnership, limited liability company, corporation or similar entity and the distributees thereof agree to be bound in writing by the terms of this agreement (this “Agreement”) prior to such distribution. Furthermore, subject to compliance with Shareholder’s obligations under that certain Irrevocable Undertaking entered into substantially concurrently with this Agreement, nothing herein shall prevent Shareholder from accepting any public takeover/tender offer or similar offer made to all shareholders of the Offeror.

The Holding Period will commence upon the exchange of Shareholder’s Company Shares for Offeror Shares (the “Effective Date”) and shall continue with respect to the Subject Shares as follows, until all of the Subject Shares have been released from the restrictions set forth in this Agreement (such restrictions, the “Transfer Restrictions”):

•	One-fifth (1/5th) of the Subject Shares shall be released from the Transfer Restrictions on the forty-fifth (45th) day after the Effective Date; and

•	one-fifth (1/5th) of the Subject Shares shall be released from the Transfer Restrictions each month thereafter on the same day of the month as the Effective Date (and if there is no corresponding day, on the last day of the month).

Shareholder also agrees and consents to the entry of stop-transfer instructions with the Offeror’s transfer agent and registrar against the transfer of the Subject Shares held by Shareholder except in compliance with the foregoing restrictions. The Offeror undertakes to take such actions, if any, in relation to the transfer agent and registrar or otherwise that might be necessary for the Offeror to take in order to for the Subject Shares to be released from the Transfer Restrictions as per the dates specified above, or which might facilitate such release.

Substantially concurrently with the execution of this Agreement, each of Thomas J. Fallon and David F. Welch, who are each shareholders of the Offeror (the “Other Shareholders”), have entered into a Holding Agreement with Offeror (each a “Holding Agreement,” and collectively, together with this Agreement, the “Holding Agreements”), pursuant to which the Other Shareholders have agreed to certain transfer restrictions on all shares, warrants, options or other instruments convertible into shares issued by the Offeror held or controlled by Mr. Fallon and Mr. Welch directly or indirectly (defined as “Subject Shares” in each other Holding Agreement, and herein as the “Other Subject Shares” and together with the Subject Shares covered by this Agreement, the “Holding Shares”). The Offeror undertakes to ensure that the transfer restrictions agreed to by Mr. Fallon and Mr Welch in their respective Holding Agreement are no less restrictive than the Transfer Restrictions under this Agreement and are in force for a restricted period that begins when Shareholder signs the Irrevocable Undertaking referred to above and ends at the end of the Holding Period. Notwithstanding the foregoing, the Other Shareholders shall not be restricted from effecting dispositions of Other Subject Shares through their respective trading plans pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, that take place prior to May 1, 2015. To the extent that any Holding Shares are released from the restrictions under any of the Holding Agreements prior to the end of the Holding Period, the number of Holding Shares so released early (measured at each such early release) from the transfer restrictions shall be allocated pro rata among the Subject Shares and all Other Subject Shares, provided however that the Offeror undertakes to ensure that no such early release under the Holding Agreement entered into by Mr. Fallon and Mr Welch respectively is agreed without prior written consent of Shareholder. Should no such Holding Agreement be validly entered to by the Other Shareholders, or if this paragraph or such Holding Agreement is not complied with by the Other Shareholders or the Offeror, then this Agreement shall lapse and the Transfer Restrictions hereunder no longer have any effect. For the avoidance of doubt, the Holding Agreements for the Other Shareholders will lapse and terminate in the event that the Offer is withdrawn following the failure of any of the conditions thereto.

This Agreement will lapse and terminate in the event that the Offer is withdrawn following the failure of any of the conditions thereto.

The Offeror and Shareholder, in addition to being entitled to exercise all rights granted by law (including monetary damages, if any), shall be entitled to specific performance of their rights under this Agreement. The Offeror and Shareholder agree that monetary damages would not be adequate compensation for any loss incurred by reason of breach of the provisions of this Agreement and hereby agree to waive in any action for specific performance the defense that a remedy at law would be adequate or that there is need for a bond.

No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Shareholder and the Offeror. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time. Notwithstanding the foregoing, Shareholder agrees that the Offeror may unilaterally waive in whole or in part, or otherwise modify in a manner that is not adverse to Shareholder, the restrictions of this Agreement.

No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to applicable principles of conflicts of laws thereof.

This Agreement shall inure to the benefit of, and be binding upon, the successors and assigns of the Offeror and Shareholder.

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IN WITNESS WHEREOF, the undersigned has executed, or has caused to be executed, this Agreement on the date first written above.

Very truly yours,

Pod Investment AB
Print Name of Shareholder

/s/ Axel Roos /s/ Tom Nyman
Authorized Signature/s

Axel Roos Tom Nyman
Names of Authorized Signatory/ies

Executive Officer Executive Officer
Title/s

Agreed to and Accepted:

INFINERA CORPORATION

/s/ Brad Feller
Authorized Signature/s

Brad Feller
Names of Authorized Signatory/ies

CFO
Title/s

[SIGNATURE PAGE TO HOLDING AGREEMENT]